EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

by and between

COLONIAL PROPERTIES SERVICES, INC.,
an Alabama corporation

as Seller

and

NTS REALTY HOLDINGS LIMITED PARTNERSHIP
a Delaware limited partnership

as Buyer

Property Name: Shelby Farms II
Location: Memphis, Tennessee

Effective Date: June 11, 2008

TABLE OF CONTENTS

		PAGE

ARTICLE 1. -	CERTAIN DEFINITIONS	6
ARTICLE 2. -	SALE OF PROPERTY	10
ARTICLE 3. -	PURCHASE PRICE	10
	3.1 Deposit Money	10
	3.2 Cash at Closing	11
	3.3 Seller Purchase Money Loan	11
ARTICLE 4. -	TITLE MATTERS	12
	4.1 Title to Real Property	12
	4.2 Title Defects	12
	4.2.1 Buyer's Objections to Title	12
	4.2.2 Discharge of Title Objections	13
	4.2.3 No New Exceptions	13
	4.3 Title Insurance	14
ARTICLE 5. -	BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY	14
	5.1 Buyer's Inspections and Due Diligence	14
	5.2 As-Is Sale	14
	5.3 Termination of Agreement During Due Diligence Period	17
ARTICLE 6. -	ADJUSTMENTS AND PRORATIONS	17
	6.1 Lease Rentals	17
	6.1.1 Rents	17
	6.1.2 Other Revenues	18
	6.2 Real Estate and Personal Property Taxes	19
	6.2.1 Proration of Ad Valorem Taxes	16
	6.2.2 Insufficient Information	20
	6.2.3 Special Assessments	20
	6.3 Other Property Operating Expenses	20
	6.4 Closing Costs	21
	6.5 Apportionment Credit	21
	6.6 Cash Security Deposits	21
	6.7 Delayed Adjustment; Delivery of Operating and Other Financial Statements	21
ARTICLE 7. -	CLOSING	21
	7.1 Closing Date	21
	7.2 Title Transfer and Payment of Purchase Price	22
	7.3 Seller's Closing Deliveries	22
	7.4 Buyer's Closing Deliveries	24
ARTICLE 8. -	CONDITIONS TO CLOSING	25
	8.1 Conditions to Seller's Obligations	25

	8.2 Conditions to Buyer's Obligations	25
	8.3 Waiver of Failure of Conditions Precedent	26
	8.4 Approvals not a Condition to Buyer's Performance	26
ARTICLE 9. -	REPRESENTATIONS AND WARRANTIES	26
	9.1 Buyer's Representations	26
	9.1.1 Buyer's Authorization	26
	9.1.2 Buyer's Financial Condition	27
	9.2 Seller's Representations	27
	9.2.1 Seller's Authorization	27
	9.2.2 Other Seller's Representations	27
	9.2.3 Delivery of Documents	29
	9.2.4 Designated Employees	29
	9.3 General Provisions	29
	9.3.1 No Representation as to Leases	29
	9.3.2 Definition of "Seller's Knowledge"	30
	9.3.3 Seller's Representations Deemed Modified	30
	9.3.4 Notice of Breach; Seller's Right to Cure	29
	9.3.5 Survival; Limitation on Seller's Liability	30
ARTICLE 10. -	COVENANTS	30
	10.1 Buyer's Covenants	30
	10.1.1 Buyer's Indemnity; Delivery of Reports	30
	10.1.2 Limit on Government Contacts	31
	10.2 Seller's Covenants	31
	10.2.1 Contracts	31
	10.2.2 Maintenance of Property	31
	10.2.3 Access to Property	32
	10.2.4 Termination of Certain Contracts	32
	10.2.5 New Leases; Lease Modifications	33
	10.3 Mutual Covenants	33
	10.3.1 Publicity	33
	10.3.2 Broker	34
	10.3.3 Tax Protests; Tax Refunds and Credits	34
	10.4 Survival	35
ARTICLE 11. -	FAILURE OF CONDITIONS; DEFAULT	35
	11.1 To Seller's Obligations	35
	11.2 To Buyer's Obligations	35
ARTICLE 12. -	CONDEMNATION/CASUALTY	35
	12.1 Condemnation	35
	12.1.1 Right to Terminate	35
	12.1.2 Assignment of Proceeds	36
	12.2 Destruction or Damage	36
	12.3 Insurance	37
	12.4 Effect of Termination	37
	12.5 Waiver	37

ARTICLE 13. -	ESCROW	37
ARTICLE 14. -	MISCELLANEOUS	38
	14.1 Buyer's Assignment	38
	14.2 Designation Agreement	39
	14.3 Survival/Merger	39
	14.4 Integration; Waiver	39
	14.5 Governing Law	40
	14.6 Captions Not Binding; Exhibits	40
	14.7 Binding Effect	40
	14.8 Severability	40
	14.9 Notices	40
	14.10 Counterparts	41
	14.11 No Recordation	41
	14.12 Additional Agreements; Further Assurances	41
	14.13 Construction	41
	14.14 ERISA	42
	14.15 Maximum Aggregate Liability	42
	14.16 WAIVER OF JURY TRIAL	42
	14.17 Facsimile Signatures	42
	14.18 Section 1031 Exchange	44

EXHIBITS

Exhibit A	Legal Description
Exhibit B	List of Contracts
Exhibit C	Intentionally omitted
Exhibit D	Seller's Certificate as to Representations and Warranties
Exhibit E	Form of Special Warranty Deed
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment of Leases
Exhibit H	Form of Assignment of Intangible Property
Exhibit I	Form of FIRPTA Affidavit
Exhibit J	Intentionally omitted
Exhibit K	Litigation Notices, Contract Defaults and Governmental Violations
Exhibit L	Rent Roll
Exhibit M	Personal Property

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made to be effective as of June 11, 2008, by and between COLONIAL PROPERTIES SERVICES, INC., an Alabama corporation (“Seller”), and NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1. -- CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Broker” shall mean CB Richard Ellis.

“Business day” shall mean any day other than a Saturday, Sunday or any federal or State of Tennessee holiday. If any period hereunder expires on a day that is not a business day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

“Buyer’s Representatives” shall mean the following designated employees of Buyer: Brian F. Lavin, Neil A. Mitchell, Rosann D. Tafel or Greg McDearmon.

“ Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean June 27, 2008.

“Colonial” shall mean Colonial Properties Services, Inc., an Alabama corporation.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property, all of which are described in Exhibit B attached hereto and incorporated herein by this reference, and any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof.

“Confidential Materials” shall mean any books, computer software, records or files that consist of or contain appraisals, the capital budgets for calendar year 2008 or any future period, the operating budgets for calendar year 2008 or any future period, strategic plans for the Real Property, internal analyses, information regarding the marketing of the

Property for sale, submissions relating to obtaining internal authorization for the sale of the Property by Seller, attorney and accountant work product, attorney-client privileged documents, internal correspondence of Seller and its affiliates and correspondence between or among such parties, or other information in the possession or control of Seller or Seller’s property manager which such party reasonably deems proprietary or confidential.

“Deemed to know” (or words of similar import) shall have the following meaning: (a) Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that any Buyer’s Representative has actual knowledge of such fact or circumstance, or such fact or circumstance is disclosed by this Agreement, or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives; and (b) Seller shall be “deemed to know” that any Seller’s warranty is untrue, inaccurate or incorrect to the extent that Seller or any Seller Parties has actual knowledge of information which is inconsistent with such Seller’s Warranty, or this Agreement, the Documents, or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Seller or any Seller Parties contains information which is inconsistent with such Seller’s Warranty.

“ Designated Employees” shall mean Ray Hutchinson, Robert Given and the Regional Property Manager for the Property, Pam Brooks.

“ Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer prior to Closing or otherwise allow Buyer access to prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents, together with the documents and items delivered by Seller pursuant to Section 7.3.

“ Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“ Due Diligence Period” shall mean the period commencing on the Effective Date and expiring on the earlier of: (i) 30 days after the Effective Date; or (ii) June 26, 2008.

“ Effective Date” shall mean the date first set forth in this Agreement, which shall be the date on which both Buyer and Seller have executed and delivered this Agreement.

“ Escrow Agent” shall mean Land Title Insurance Company of Alabama, 600 North 20th Street, Suite 100, Birmingham, Alabama 35203, Attention: Mr. Jack Miller, in its capacity as escrow agent.

“ ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ Hazardous Materials” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

“ Knowledge” as used herein shall mean, with reference to Seller, the actual knowledge of Seller or any Seller Parties, or anything which Seller is “deemed to know.”

“ Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“ Leases” shall mean all leases of tenants of the Property on the Closing Date.

“ Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“ New Leases” shall mean, collectively, any lease for space at the Property entered into between May 20, 2008 and the Closing Date.

“ Other Property Rights” shall mean, collectively, Seller’s interest in and to all of the following, if and to the extent the same are assignable by Seller without any expense to Seller: (a) to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, (b) those guaranties and warranties in effect with respect to any portion of the Property as of the Closing Date, and (c) all rights of Seller (if any) to the name “Shelby Farms” (it being acknowledged by Buyer that Seller does not have exclusive rights to use such name and that Seller has not registered the same in any manner). Specifically excluded from the Other Property Rights being transferred herein are the names “Colonial”, “Colonial Plaza”, “Colonial Center”, “Colonial Realty”, “Colonial Village”, “Colonial Grand”, “Colonial Shoppes”, “Colonial Mall”, “Colonial Promenade” or “Where You Live, Work and Shop “, or any variation thereof, along with any tradename, trademark or trade dress of Seller (collectively, the “Excluded Names & Marks”), or any signs containing the Excluded Names & Marks or any tradename, trademark or trade dress of Seller. Buyer shall remove all such signage within thirty (30) days of closing.

“ Owner’s Policy” shall mean an ALTA Owner’s Form of title insurance policy in the amount of the Purchase Price.

“ Permitted Exceptions” shall mean and include all of the following (except to the extent any matters included in clauses (b), (c), and (d) are objected to by Buyer as provided in

Section 4.2 hereof): (a) applicable zoning and building ordinances and land use regulations, (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record except to the extent that the same are caused or created by Seller in violation of the terms of Section 4.2.3; (c) such exceptions to title as are listed on Schedule B of the Title Commitment, (d) such state of facts as disclosed in the Survey, (e) the lien of taxes and assessments not yet due and payable (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller (with Buyer’s prior written approval) may elect to pay under a payment plan, which election shall be binding on Buyer), (f) any exceptions caused by Buyer, its agents, representatives or employees, (g) if Buyer shall consent in writing, such other exceptions as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, (h) the rights of the tenants under the Leases, as tenants only, and (i) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof.

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by Seller that is located on the Real Property and used exclusively in the ownership, operation and maintenance of the Real Property, as of the date hereof, including but not limited to the items listed on Exhibit M, and (b) all books, records and files relating solely to the Real Property, the Contracts or the Leases, and the historical net income of the Real Property but specifically excluding: (i) any Confidential Materials or any computer software that is licensed to Seller or Seller’s property manager, and (ii) the Excluded Names and Marks.

“Plans” shall mean employee benefit plans, as defined in Section 3(3) of ERISA.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; (d) if and to the extent assignable by Seller without any expense to Seller, the Contracts, and (e) the Other Property Rights.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts and (c) any other documents or instruments which constitute or otherwise create any portion of the Property.

“Real Property” shall mean those certain interests in parcels of real estate located in Memphis, Tennessee and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto.

“Rent Roll” shall mean a current, updated (as of the date of delivery to Buyer from time to time and at Closing) Rent Roll for the Property.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) Seller’s Designated Employees; and (c) Seller’s counsel.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and any documents executed by Seller for the benefit of Buyer in connection with Closing, as such representations and warranties may be modified or waived as herein provided.

“Survey” shall mean a current survey (dated no earlier than 30 days prior to the Closing Date) of the Property prepared by a surveyor licensed in the State of Tennessee and in form and content satisfactory to Buyer

“Tax Year” shall mean the period commencing on January 1 of each calendar year and ending on December 31 of each calendar year, being the real estate tax assessment year for the county in which the Property is located.

“Title Commitment” shall mean an ALTA owners and lenders title commitment to issue an Owner’s and Lender’s Policy of Title Insurance with respect to the Property, issued by the Title Company.

“Title Company” shall mean Chicago Title Insurance Company.

“Title Documents” shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2. -- SALE OF PROPERTY

Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3. - PURCHASE PRICE

The total purchase price to be paid by Buyer for the purchase of the Property is the sum of Fifteen Million Eight Hundred Thousand Dollars ($15,800,000.00) in immediately available funds (the “Purchase Price”). The Purchase Price shall be paid in the following manner:

3.1	Deposit Money. On or before 5:00 p.m. Central time on the fifth (5th) business day following the full execution and delivery of this Agreement, and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit the sum of One Hundred Thousand Dollars ($100,000.00) in immediately available funds with Escrow Agent (the “First Deposit”). On or before the expiration of the Due Diligence Period, Buyer shall make an additional deposit of One Hundred Thousand Dollars ($100,000.00) (the “Additional Deposit”). The First Deposit and Second Deposit shall jointly be referred to as the “Deposit”. The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Any interest earned on the Deposit shall be considered a part of the Deposit, but shall belong to Buyer and shall either be applied to the Purchase Price or returned to the Buyer in accordance with the terms of this Agreement. In the event Seller is entitled to the Deposit under this Agreement, the interest earned thereon shall be returned to Buyer. Except as otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the Provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails timely to make the Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement, and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2	Cash at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the balance of the Purchase Price, less the Seller Purchase Money Loan as set forth in Paragraph 3.3 below, subject to the prorations and adjustments set forth in Article 6 or as otherwise provided under this Agreement, plus any other amounts required hereunder to be paid by Buyer at Closing, in immediately available federal funds by wire transfer as more particularly set forth in Section 7.2.

3.3	Seller Purchase Money Loan. Seller shall make, or shall cause an affiliate of Seller to make, a purchase money mortgage loan pursuant to which Seller shall loan to Buyer the sum of Nine Million Two Hundred Thousand Dollars ($9,200,000.00) (the “Loan” which shall be evidenced by a Promissory Note made by Buyer, payable to the order of Seller, in the amount of the Loan (the “Note.”) and secured by a mortgage on the Property. The Loan shall be due and payable on or before July 27, 2008. Buyer may, at its sole option, extend the Loan for a period of sixty (60) days to expire on August 27, 2008. Interest for the first thirty (30) days shall accrue at a fixed rate equal to six and one-half percent (6.5%) per annum. The extension of the Loan shall be on the same terms and conditions except that interest on the outstanding Loan amount from July 28, 2008 through August 27, 2008, if applicable, shall accrue at a fixed rate equal to eight percent (8%) per annum. Buyer may, at it sole option, extend the Loan for an additional period ending on September 30, 2008, and such extension shall be on the same terms and conditions as the then-current terms, except that interest from August 28, 2008 through September 30, 2008 shall accrue at a fixed rate equal to twelve percent (12%) per annum. No further extensions shall be authorized. The Note, mortgage, deed of trust and any other documents evidencing or securing the Loan shall be in form and substance reasonably acceptable to Seller and Buyer. At Closing, Buyer shall pay the costs (including mortgage tax) to record the mortgage. In the event Buyer satisfies the loan on or before September 30, 2008, Buyer shall be entitled to reduce the payoff of the loan by the recording fees and mortgage tax for the mortgage. In the event of a failure to pay off the Loan on or before September 30, 2008, the Loan shall automatically convert to a ten (10) year loan at a fixed rate of interest equal to twelve percent (12%) per annum.

ARTICLE 4. - TITLE MATTERS

4.1	Title to Real Property. Seller has delivered to Buyer (a) the Title Commitment and (b) copies of all of the Title Documents. Seller has delivered to Buyer the Survey.

4.2	Title Defects.

4.2.1	Buyer’s Objections to Title.

(a)	Prior to the end of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment or Survey. In addition, after expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that (i) are not Permitted Exceptions, and (ii) materially adversely affect Buyer’s title to, or Buyer’s ability to use as intended by Buyer, the Real Property, and (iii) first appear on any supplemental title reports or updates to the Title Commitment issued after expiration of the Due Diligence Period, so long as such objection is made by Buyer within five (5) business days after Buyer becomes aware of the same (but in any event prior to the Closing Date). Unless Buyer is entitled to and does timely object to any such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions. Any exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.”

(b)	If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, remove or cause to be removed any Title Objections to the extent (and only to the extent) that (i) such Title Objections have not been caused by Buyer or any Buyer, Representatives, and (ii) such Title Objections are either (A) liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes), or (B) liens created or suffered to exist by Seller or its agents and affiliates but only to the extent such liens are created after the date of this Agreement in violation of Section 4.2.3 (collectively, the “Required Exceptions”). In addition, Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, any other Title Objections, as provided in Section 4.2.2.

(c)	To the extent that the same do not constitute Required Exceptions, Seller shall notify Buyer in writing within ten (10) days after receipt of Buyer’s notice of Title Objections (but in any event, prior to the Closing Date) whether Seller elects to remove the same. If Seller elects not to remove one or more of such Title Objections, then within five (5) days after Seller’s election (but in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations that expressly survive the termination of this Agreement, or (ii) waive such Title Objections, in which event the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute an additional Permitted Exception, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d)	If Seller is unable, after using good faith, commercially reasonably efforts, to remove any Required Exceptions or other Title Objections that it has previously elected to remove prior to the Closing, Buyer may at Closing elect either to (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price (except that if Buyer uses its own funds to cure any Title Exceptions consisting of monetary liens, Buyer shall be entitled to a corresponding credit against the Purchase Price). Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of the removal of any Required Exceptions or other Title Objections, which removal will be deemed effected, but only if specifically agreed to in writing by Buyer, by the issuance of title insurance eliminating or insuring against the effect of the Title Objections as provided in Section 4.2.2.

4.2.2	Discharge of Title Objections. If on the Closing Date there are any Required Exceptions or any other Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall either (a) deliver to Buyer at the Closing instruments in recordable form and sufficient to cause such Title Objections to be released of record, together with the cost of recording or filing such instruments, or (b) if specifically agreed to in writing by Buyer, cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, provided that any such insurance over any matter other than a monetary lien shall be subject to Buyer’s written approval.

4.2.3	No New Exceptions. From and after the Effective Date, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) business days after receipt of such instrument, Buyer shall be deemed to have approved the proposed instrument. Buyer shall not unreasonably withhold, condition or delay its approval with respect to any such instrument.

4.3	Title Insurance. At Closing, the Title Company shall issue to Buyer the Owner’s Policy (with all endorsements requested by Buyer, such endorsements at Buyer’s cost) insuring that title to the Real Property is vested in Buyer, subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that the Closing shall not be delayed as a result of Buyer’s request for endorsements.

ARTICLE 5. - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1	Buyer’s Inspections and Due Diligence. The provisions contained in this Agreement hereby supersede the Access Agreement dated as of May 20, 2008 executed by Seller and Buyer, and the Access Agreement is hereby terminated. During the Due Diligence Period, Seller shall provide Buyer and Buyer’s representatives access to the Property and all files related to the leasing, operation and maintenance of the Property, the payment of rent, defaults by tenants and relationships with tenants (but specifically excluding Confidential Materials). Buyer shall complete its Due Diligence at its sole cost and expense. Buyer shall independently inspect and investigate the Property and verify such information with respect to the Property as Buyer deems necessary or desirable to evaluate fully the Transaction and the physical condition and economic status of the Property. Such Due Diligence shall include, without limitation, Buyer’s review and approval, in its sole and absolute discretion, of all title matters, applicable land use and zoning laws and regulations, the physical condition of the Property, leases and contracts affecting the Property and such other items related to the Property as Buyer may deem relevant. Seller agrees to make employees of the Property available to Buyer and Buyer’s Representatives during the Due Diligence Period as reasonably requested by Buyer. Buyer shall immediately return the Property to its condition existing prior to any tests and inspections performed by Buyer’s Representatives or consultants. By Buyer’s execution of this Agreement, Buyer hereby confirms its agreement to indemnify, defend and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees and expenses) arising out of or resulting from the entry on the Property and/or the conduct of any Due Diligence by Buyer’s Representatives or consultants at any time prior to Closing.

5.2	As-Is Sale.

(a) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.2 HEREOF, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. BUYER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER

AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO BUYER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) BUYER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLER TO BUYER, BUT RATHER WILL RELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY BUYER WITH RESPECT THERETO, AND (C) NEITHER SELLER, ANY AFFILIATE OF SELLER NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT.

(b) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 9.2 HEREOF, BUYER UNDERSTANDS AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED OR SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR OTHER TOXIC SUBSTANCES (INCLUDING WITHOUT LIMITATION MOLD OR ANY MOLD CONDITION), COMPLIANCE WITH ENVIRONMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL TRANSFER AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY AGREEMENT OR INSTRUMENT EXECUTED BY SELLER AND DELIVERED TO BUYER AT CLOSING (“CLOSING DOCUMENTS”). BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE

PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION), AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AND ITS PARTNERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AND ITS PARTNERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF BUYER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 9.2 THAT EXPRESSLY SURVIVE CLOSING OF ANY COVENANT IN ANY BREACH OF CLOSING DOCUMENTS.

BUYER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SELLER SHALL HAVE NO LIABILITY TO BUYER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REME-DIATION, AND BUYER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF BUYER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 9.2 THAT EXPRESSLY SURVIVE CLOSING OR BREACH OF ANY COVENANT IN ANY CLOSING DOCUMENTS.

(c) BUYER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDER-STOOD BY BUYER, AND BUYER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF BUYER’S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. BUYER ACKNOWLEDGES AND WARRANTS THAT BUYER’S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.

(d) Seller and Buyer acknowledge that the provisions of this Section 5.2 are an integral part of the transactions contemplated in this Agreement and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this Section 5.2. Seller and Buyer agree that the provisions of this Section 5.2 shall survive Closing or any termination of this Agreement.

5.3	Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller given in accordance with the provisions of Section 14.9 hereof at any time prior to 5:00 p.m. Central Time on the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement, and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement prior to 5:00 p.m. Central Time on the last day of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5.

ARTICLE 6. - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1	Lease Rentals.

6.1.1	Rents. All collected rents shall be prorated for the month of Closing based on the actual number of calendar days in such month between Seller and Buyer as of

12:01 a.m. on the Closing Date. Seller shall be entitled to all rents attributable to the period up to but not including the Closing Date. Buyer shall be entitled to all rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing. After Closing, Buyer shall make a good faith effort for a period not less than ninety (90) days to collect any rents not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all rents collected by Buyer on or after the Closing date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller (and prorated between Seller and Buyer based upon the Closing Date as previously calculated for collected rents). Seller agrees that the invoicing of delinquent tenants on a monthly basis shall constitute a good faith effort and Buyer shall not be obligated to enforce its rights under the Leases, or threaten such enforcement, or to bring any proceedings in a court of law or equity. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases, and Seller hereby retains its rights to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing and shall commence such proceeding, if at all, prior to the 1st anniversary of the Closing Date; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

6.1.2	Other Revenues. Revenues from Property operations (other than Rents (which shall be prorated as provided in Subsection 6.1.1), including, but not limited to, pet rents, garage rentals and laundry rentals (if any) that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period up to, but not including the Closing Date, and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date. After Closing, Buyer shall make a good faith effort for a period not less than six (6) months to collect any such revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all such other revenues collected by Buyer on or after the Closing Date shall first be applied to all amounts that may be due from such payor to Buyer at the time of collection with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due to Seller. Seller agrees that the invoicing of delinquent payors on a monthly basis shall constitute a good faith effort and Buyer shall not be obligated to enforce its rights under the agreements pursuant to which such revenues are due, or threaten such enforcement, or to bring any proceedings in a court of law or in equity. Buyer shall not have an exclusive right to collect such revenues, and Seller hereby retains its rights to pursue any parties for sums due Seller for periods attributable to Seller’s ownership of the Property; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing and shall commence such proceeding, if at all, prior to the 1st anniversary of the Closing Date; and (iii) to the extent any such delinquent payor is a tenant at the Property, shall not be permitted to commence or pursue any legal proceedings against such tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

6.1.3	Security Deposits. Seller shall credit Buyer, at Closing, with an amount equal to all unapplied Security Deposits(including any pet deposits), whether collected or uncollected, by Seller under Leases.

6.2	Real Estate and Personal Property Taxes.

6.2.1	Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are assessed for the Tax Year in which Closing occurs. There shall be no proration of ad valoremreal estate or personal property taxes other than as set forth hereinabove, and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing which are assessed for the Tax Year in which Closing occurs and for any Tax Year subsequent to the Tax Year in which Closing occurs, but not for any prior Tax Years. The proration of the ad valorem real estate and personal property taxes assessed for the Tax Year in which Closing occurs shall be calculated as follows:

(a)	Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes assessed for the Tax Year in which Closing occurs, multiplied by (ii) a fraction, the numerator of which shall be the number of days in such Tax Year prior to the Closing Date, and the denominator of which shall be 366; and

(b)	Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes assessed for the Tax Year in which Closing occurs, multiplied by (ii) a fraction, numerator of which shall be the number of days in such Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 366.

Notwithstanding anything herein to the contrary, Seller agrees to collect and remit to the appropriate taxing authority all sales and use taxes required by Law to be collected by Seller prior to the Closing Date, and Buyer agrees to collect and remit to the property taxing authorities all sales and use taxes required by Law to be collected by Buyer on or after the Closing Date, if any. Each party hereby agrees to indemnify and hold the other party harmless from and against any and all liability such party may incur, including interest, penalties and costs, by reason of the failure of the other party to collect and remit to the appropriate taxing authorities all sales and use taxes required to be collected by such party during its period of ownership. The provisions of this paragraph shall survive Closing and shall not be merged therein. Seller’s indemnity obligation under this Section 6.2.1 (i) shall be the joint and several obligation of the parties comprising Seller, and (ii) shall not be subject to the cap on Seller’s liability provided for in Section 16.15.

6.2.2	Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes assessed for the Tax Year in which Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes assessed for the Tax Year in which Closing occurs differ from the amounts used at Closing.

6.2.3	Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date, and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date. Special assessments, if any, for the month of Closing will be prorated between Seller and Buyer

6.3	Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date, and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, and post-closing adjustments between Buyer and Seller shall be made within thirty (30) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. If any utility charges are paid in advance or in arrears, appropriate prorations shall be made as of the Closing Date. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property including cable, telephone or other service contracts. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date. Any payments made to Seller in connection with any cable, telephone, laundry or other service contract as an up-front or similar fee serving a term extending past Closing shall be prorated between Seller and Buyer over such term, and Buyer shall be entitled to a credit at Closing for any amount applicable to the portion of the term following the Closing Date.

6.4	Closing Costs. Seller shall pay the following costs: (a) all base premiums and charges in connection with the Owner’s and Seller as Lender’s Title Policy (b) the cost of preparing the Survey, (c) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (d) one-half of the Title Company escrow and closing charges, (e) all documentary stamp taxes, statutory Grantor’s or Grantee’s transfer taxes, deed taxes, sales taxes and similar charges applicable to the transfer of the Property to Buyer (“Transfer Taxes”), and (f) all fees due its attorneys. Buyer shall pay the following costs: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all recording and filing charges and any mortgage tax and similar charges applicable to the financing obtained by Buyer from Seller, (c) all lenders’ fees related to any financing to be obtained by Buyer from any third party lender, (d) one-half of the Title Company escrow and closing charges, and (e) all endorsement charges by the Title Company for Buyer or Buyer’s third party lender. The obligations of the parties under this Section 6.4 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.5	Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid (at Seller’s option) at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.6	Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any unapplied cash security deposits then held by Seller under the Leases. All pet fees shall be retained by Seller.

6.7	Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.7 shall survive the Closing and not be merged therein.

ARTICLE 7. - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1	Closing Date. Closing shall occur on the Closing Date. The parties shall endeavor to conduct an escrow-style closing through the Escrow Agent so that neither party need attend the Closing. If, however, such an escrow closing is not practical, Buyer and Seller shall conduct a “pre-closing” at 10:00 a.m. Central Time on the last business day prior to the Closing Date at the offices of Seller’s attorney, with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 7.2. Time is of the essence with respect to the Closing Date.

7.2	Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 3:00 p.m. Central Time on the Closing Date and unconditionally directing the Escrow Agent to deposit the same in Seller’s designated account by 4:00 p.m. Central Time on the Closing Date. For each full or partial day after 4:00 p.m. Central Time on the Closing Date that Seller has not received in its account the payment specified in Article 3, Buyer shall pay to Seller one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time.

7.3	Seller's Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered the following:

(a)	Deed. A special warranty deed in the form of Exhibit E attached hereto and incorporated herein by this reference (“Special Warranty Deed”) executed and acknowledged by Seller.

(b)	Bill of Sale. A bill of sale in the form of Exhibit F attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c)	Assignment of Tenant Leases. An assignment and assumption of tenant leases, in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d)	Assignment of Intangible Property. An assignment and assumption of the Contracts and the Other Property Rights less the Excluded Names and Marks (to the extent the same are not transferred by the Special Warranty Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit H attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e)	Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit J attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by each party comprising Seller.

(f)	Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(g)	Tax Returns. Duly completed and signed real estate transfer tax and sales tax declarations, if any.

(h)	Certified Rent Roll. Seller shall deliver the Rent Roll certified to be true, correct and complete in all material respects.

(i)	Closing Statement. A closing statement, setting forth the prorations and adjustments to the Purchase Price to be made pursuant to Article 6 (the “Closing Statement”) executed by Seller. Seller shall deliver to Buyer a draft Closing Statement for Buyer’s review at least three (3) business days prior to the Closing Date.

(j)	Evidence of Authority. Documentation to establish to the satisfaction of Buyer and the Title Company the due authorization of execution and delivery by the parties comprising Seller of all documents contemplated by this Agreement (including, but not limited to, the organizational documents of all parties comprising Seller, as they may have been generated from time to time, resolution of parties comprising Seller and incumbency certificates for all parties comprising the Seller).

(k)	Letter to Tenants. A letter to Tenants under the Leases and to the vendors under Contracts which are assumed by Buyer advising that future rent payments and invoices under Contracts are to be sent to Buyer at the address specified in Section 14.9 hereof or to such other address as Buyer shall specific prior to the Closing Date.

(l)	Seller’s Certificate. A certificate of Seller dated as of the Closing Date reaffirming and confirming the truthfulness, completeness and accuracy in all material respects of Seller’s representations and warranties set forth in Section 9.2 hereof.

(m)	Proof of termination of any property management agreement entered into by Seller for the Property as of the Closing Date; and

(n)	Keys and Original Documents. Keys and/or security key cards or access to all locks on the Real Property in Seller’s or Seller’s property manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (m) of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Central Time on the last business day prior to the Closing Date, and the items to be delivered by Seller in accordance with the terms of Subsection (n) of this Section 7.3 shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4	Buyer's Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to the following:

(a)	Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)	Assignment of Leases. The Assignment of Leases executed by Buyer.

(c)	Assignment of Intangible Property. The Assignment of Intangible Property executed by Buyer.

(d)	Buyer’s As-Is Certificate. Intentionally Omitted.

(e)	Buyer’s ERISA Certificate. The certificate of Buyer substantially in the form of Exhibit J attached hereto and incorporated herein by this reference and any other certificate or other information reasonably required by Seller to satisfy Seller that the Transaction does not constitute a non-exempt prohibited transaction under ERISA and that the Transaction complies with ERISA in all respects.

(f)	Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer).

(g)	Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(h)	Loan Documents. The Note and Mortgage in the form agreed upon by Buyer and Seller prior to closing and any other documents evidencing or securing the Loan.

(i)	Tax Returns. Duly completed and signed real estate transfer tax and sales tax declarations, if required.

(j)	Closing Statement. The Closing Statement, executed by Buyer.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof, and the items to be delivered by Buyer in accordance with the terms of Subsections (b)

through (j) of this Section 7.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Central Time on the last business day prior to the Closing Date.

ARTICLE 8. - CONDITIONS TO CLOSING

8.1	Conditions to Seller's Obligations. Seller's obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)	Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(b)	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing;

(c)	Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing; and

(d)	Compliance with Covenants. Buyer shall have complied in all material respects with Buyer’s covenants and agreements set forth in this Agreement.

(e)	Loan. Buyer has agreed to the terms of all of the loan documents for the Loan.

8.2	Conditions to Buyer's Obligations. Buyer's obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a)	Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date;

(b)	Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing;

(c)	Compliance with Covenants. Seller shall have complied in all material respects with Seller’s covenants and agreements set forth in this Agreement; and

(d)	Loan. Seller has agreed to the terms of all the loan documents for the Loan; and

8.3	Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and 8.2, respectively. In the event any of the conditions set forth in Sections 8.1 or 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof; provided that notwithstanding the foregoing, the sole right of Buyer in the event of failure of the conditions set forth in Section 8.2(b), (c), (d) or (e) shall be to terminate this Agreement, in which event the Deposit shall be returned to Buyer.

8.4	Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction.

ARTICLE 9. - REPRESENTATIONS AND WARRANTIES

9.1	Buyer's Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1	Buyer’s Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing under the laws of its State of organization, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.2	Seller's Representations. Seller represents and warrants to Buyer as follows:

9.2.1	Seller’s Authorization. Seller: (a) is duly organized (or formed), validly existing and in good standing under the laws of its State of organization and the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2	Other Seller’s Representations.

(a)	Seller has, and will have at the time of Closing, fee simple title to the Real Property, subject to the Permitted Exceptions and to any claim by, through or under any person other than Grantor.

(b)	Except as set forth on Exhibit K, there is no current or pending litigation (including any bankruptcy, receivership, trusteeship or attachment proceeding) against Seller of which Seller has knowledge, is deemed to know or has received written notice and which, in the reasonable judgment of Seller, if determined adversely to Seller, would materially adversely affect the Property on the Seller’s ability or obligation to close the Transaction as contemplated herein.

(c)	As of the date of this Agreement, except for (A) contracts, subcontracts and agreements set forth on Exhibit B (collectively, the “Contracts”), (B) leases with tenants of the Property as set forth on Exhibit L, and (C) matters, agreements and instruments of record, there exist no contracts, subcontracts or agreements affecting the Property that will be binding upon Buyer after the Closing.

(d)	Except as disclosed on Exhibit K, Seller has no knowledge of any default on its part, or any failure or act which, with the giving of notice or the passing of time, would become a default, and Seller has not received any written notice of default from any parties to the Leases or Contracts which has not been cured by Seller.

(e)	As of the date of this Agreement, the only tenants under leases or other occupancy agreements at the Property are the tenants disclosed on the Rent Roll attached as Exhibit L and the Rent Roll attached as Exhibit L is true, complete and accurate in all material respects to the best of Seller’s knowledge.

(f)	Except as disclosed on Exhibit K, as of the date of this Agreement, Seller has not received any written notice from any governmental authority with respect to, nor does Seller have any knowledge of, the violation of any zoning law, ordinance rule, regulation or binding elements, or any other laws applicable to Seller or the Property.

(g)	Seller has received no written notice of, nor does Seller have knowledge of any pending, threatened or contemplated action by any governmental or quasi-governmental authority or agency having the power of eminent domain which might result in any portion of the Property, or any interest therein, being taken by condemnation or in lieu thereof.

(h)	To Seller’s knowledge, no public improvements, in the nature of sewer lines, sidewalks, road extensions and the like, have been ordered to be made to the Property, which have not, prior to the date hereof, been completed, assessed, or paid for.

(i)	Except as may be disclosed in any environmental report provided by Seller to Purchaser or obtained by Purchaser during the Due Diligence Period, to the knowledge of Seller, the Property has not, prior to or during the term of Seller’s ownership, been the site of any activity that violated any environmental law or regulation of any governmental body or agency having jurisdiction over the Property. Specifically, but without limitation, except as may be disclosed in any environmental report provided by Seller to Purchaser or obtained by Purchaser during the Due Diligence Period, to the knowledge of Seller, (1) Hazardous Materials (as defined below) have not been handled or stored on the Property by or with the consent of the Seller in violation of Environmental Law (as defined below), (2) there is no on-site contamination resulting from activities on the Property, and (3) the Property contains no Hazardous Materials which are present in quantities that constitute a violation of Environmental Laws.

As used herein, “Environmental Laws” means all federal, state and local laws, ordinances, rules, and regulations which relate to environment, health and safety and which are applicable to the Property.

(j)	To Seller’s knowledge, no assessments have been made against any portion of the Property which are unpaid (excepting ad valorem taxes and utility bills not yet due and payable), whether or not they have become liens, and Seller shall notify Buyer in writing upon learning of any such assessments and shall pay same, or pro-rate at Closing, as appropriate.

9.2.3	Delivery of Documents. Seller has requested that the current manager of the Property give or otherwise make available to Buyer or Buyer’s Representatives all books, records, and other writings in such manager’s possession related in any material way to the use, ownership or operation of the Property, other than those books, records and writings that are Confidential Materials.

9.2.4	Designated Employees. The Designated Employees are the individuals who have been primarily responsible for the management of the Property on behalf of Seller for the one (1) year period immediately prior to the Effective Date.

9.3	General Provisions.

9.3.1	Definition of “Seller’s Knowledge”. All references in this Agreement to “Seller’s knowledge” or words of similar import shall mean “Knowledge” as set forth in Article 1hereof. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties made herein.

9.3.2	Notice of Breach; Seller’s Right to Cure. If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within ten (10) business days of obtaining such knowledge that the same, individually or collectively, are material (as defined below) (but, in any event, prior to the Closing). If at or prior to the Closing, Seller or any Seller Parties have knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within ten (10) business days of obtaining such knowledge the same, individually or collectively, are material (as defined below) (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer, and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in the immediately following sentence and in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such Seller’s Warranty was, to Seller’s or any Seller Parties’ knowledge, materially untrue, inaccurate or incorrect at the time such Seller’s Warranty was made, and as a result thereof, Buyer elects to terminate this Agreement, then Seller shall reimburse Buyer for its actual out-of-pocket costs (not to exceed $50,000) incurred in connection with entering into the letter of intent, entering into this Agreement, investigating the Property and performing its Due Diligence. The untruth, inaccuracy or incorrectness of a Seller’s Warranty shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of the representations or warranties, individually or collectively, are reasonably estimated to exceed $50,000.00.

9.3.3	Survival; Limitation on Seller’s Liability. Seller’s Warranties in Section 9.2 shall survive the Closing and not be merged therein for a period of twelve (12) months, and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a written claim is made by Buyer against Seller on or before the expiration of twelve (12) months after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties herein or in any documents executed by Seller at Closing shall be limited as set forth in Section 14.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.00.

ARTICLE 10. - COVENANTS

10.1	Buyer's Covenants. Buyer hereby covenants as follows:

10.1.1	Buyer’s Indemnity; Delivery of Reports. Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees and expenses) arising out of or resulting from (a) the breach of the terms of Subsection 10.2.4 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives or consultants at any time prior to the Closing, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. If this Agreement is terminated for any reason other than Seller’s default, Buyer shall deliver promptly to Seller copies of all third party reports commissioned by or on behalf of Buyer or Buyer’s Representatives evidencing the results of its Due Diligence.

10.1.2	Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I”environmental report with respect to the Property, Buyer shall not contact any governmental official or representative regarding Hazardous Materials or the environmental condition of the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days’ prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

10.2	Seller's Covenants. Seller hereby covenants as follows:

10.2.1	Contracts.

(a)	Without Buyer’s prior written consent, which consent shall not be unreasonably withheld, between May 20, 2008 and the Closing Date, Seller shall not extend, renew, replace or modify any Contract or enter into any new service contract or agreement unless such contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall provide Buyer not less than five (5) business days’ prior written notice to provide its consent to any such contract, extension, renewal, replacement or modification. If Buyer fails to object in writing to any such proposed action within such five (5) business day period, Buyer shall be deemed to have approved the proposed action. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed.

(b)	On or before the Closing, Seller shall terminate any management and exclusive leasing agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2	Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between May 20, 2008 and the Closing Date, Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that it shall accept the Property subject to, and Seller shall have no obligation to cure, any violations of Laws, and any physical conditions which would give rise to violations (collectively, a “Violation”) if the aggregate cost of such cure is reasonably estimated to exceed $200,000. Between May 19, 2008 and the Closing Date, Seller will immediately advise Buyer of any written notice

Seller receives from any governmental authority of the violation of any Laws regulating the condition or use of the Property and if the aggregate cost of such cure is estimated to be $200,000 or less, Seller agrees to grant Buyer a credit at Closing in the amount of such cost. If (A) Seller does not cure any such Violation, (B) Seller received notice of such Violation after the expiration of the Due Diligence Period and (C) the aggregate cost to cure such Violation is estimated to exceed $200,000, then Buyer shall have the right, by written notice given to Seller, to terminate this Agreement on or before the Closing Date. If Buyer terminates this Agreement pursuant to this Section 10.2.2, then the Deposit shall be returned to Buyer and this Agreement shall terminate. Following such termination, neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under the immediately preceding sentence or in any section herein which expressly provides that it survives the termination of this Agreement.

10.2.3	Access to Property. Between the Effective Date and the Closing Date Seller shall allow Buyer or Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) Buyer shall coordinate with Seller prior to and during each visit; (c) neither Buyer nor Buyer’s Representatives or consultants shall contact any tenant without Seller’s prior consent (which may be obtained by contacting Mr. Robert Given, Telephone (205) 250-8731 Fax: (205) 250-8890, Email:bgiven@colonialprop.com); (d) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property; and (e) Buyer shall return the Property to the condition existing prior to such tests and inspections. Prior to such time as Buyer or any of Buyer’s Representatives or consultants enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer’s Representatives and consultants with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller and Seller’s property manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. Buyer’s access to the Property prior to the Effective Date shall be governed by the terms and conditions contained in the Access Agreement, which shall be terminated as of the Effective Date and the terms and conditions of this Agreement shall control.

10.2.4	Termination of Certain Contracts. If Buyer notifies Seller in writing prior to the Closing Date that Buyer elects to have any Contracts terminated prior to Closing, Seller shall use good faith and reasonable efforts to terminate the Contracts so designated by Buyer effective as of the Closing Date; provided, however, that in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to the other parties to said Contracts. If Seller is unable to so terminate the aforementioned Contracts effective as of the Closing Date, then

Seller shall assign and Buyer shall assume the same at Closing in accordance with the Terms of this Agreement and the Assignment of Intangible Property.

10.2.5	New Leases and Operations.

(a)	Operations of Property; Continuation of Leasing. Between May 20, 2008 and the Closing Date, Seller shall continue to lease and operate the Property in accordance with Seller’s past practices with respect to the Property, provided, that Seller shall not execute any Leases, grant any concessions, lower any credit or other rental standards, or otherwise operate the Property in a manner that would have a negative impact on the Property’s financial statements

(b)	Lease Enforcement. Until the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease in accordance with Seller’s past practices, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reasons of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

10.2.6	Seller’s Employees. From and after June 8, 2008, Buyer shall have the right to interview all staff at the Property in anticipation of retaining such staff after Closing, but Buyer agrees not to make any offers any sooner than 2 weeks prior to closing.

10.3	Mutual Covenants.

10.3.1	Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law or the rules or regulations of any governmental agency or securities exchange, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld), except to the extent required by applicable Law or the rules or regulations of any governmental agency or securities exchange. If either Seller or Buyer is required by applicable Law or the rules or regulations of any governmental agency or securities exchange to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2	Broker. Seller and Buyer expressly acknowledge that Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement, and that Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees and expenses) suffered or incurred by Buyer as a result of any claims by Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees and expenses) suffered or incurred by Seller as a result of any claims by any party (other than Broker) claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3	Tax Protests; Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property assessed for the Tax Year in which the Closing occurs and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property assessed for all Tax Years subsequent to the Tax Year in which the Closing occurs. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

(a)	with respect to any refunds or credits attributable to real estate and personal property taxes assessed for the Tax Year in which the Closing occurs, such refunds and credits shall be apportioned between Buyer and Seller in the manner provided for in Section 6.2;

(b)	with respect to any refunds or credits attributable to real estate and personal property taxes assessed for any period prior to the Tax Year in which the Closing occurs, Seller shall be entitled to the entire refunds and credits; and

(c)	with respect to any refunds or credits attributable to real estate and personal property taxes assessed for any period after the Tax Year in which the Closing occurs, Buyer shall be entitled to the entire refunds and credits.

10.4	Survival. The provisions of this Article 10 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11. - FAILURE OF CONDITIONS; DEFAULT

11.1	To Seller’s Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to retain, as its sole and exclusive remedy, the Deposit (less interest earned thereon) as agreed upon and liquidated damages for all loss, damages and expenses suffered by Seller, it being agreed that Seller’s damages are impractical or extremely difficult to ascertain and the amount of the Deposit represents a reasonable estimate of the damages which Seller will sustain in the event of a default hereunder by Buyer, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

11.2	To Buyer’s Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, Buyer shall have the right to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer’s exercise of any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure timely to commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by Buyer of its right to commence an action for specific performance, as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12. - CONDEMNATION/CASUALTY

12.1	Condemnation.

12.1.1	Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, and, thereafter, either Buyer or Seller shall have the right to terminate this Agreement by giving written notice to the other no later than ten (10) days after the giving of

Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election. The failure by either Buyer and Seller to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election by such party not to terminate this Agreement. For purposes hereof, a “significant portion” of the Property shall mean such a portion as shall have a value, as reasonably determined by Seller, in excess of Two Million and No/100 Dollars ($2,000,000.00). If either party elects to terminate this Agreement as aforesaid, the provisions of Section 12.4 shall apply.

12.1.2	Assignment of Proceeds. If (a) neither Seller nor Buyer elects to terminate this Agreement as aforesaid if all or any significant portion of the Property is taken, or (b) a portion of the Property not constituting a significant portion of the Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

12.2	Destruction or Damage. In the event any of the Property is damaged or destroyed prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (a) is an insured casualty, and (b) would cost less than Two Million and No/100 Dollars ($2,000,000.00) to repair or restore; and then this Agreement shall remain in full force and effect, and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller’s casualty policy and all sums collected by Seller under all policies of insurance (excluding loss of rents insurance attributable to the period prior to Closing which shall belong to Seller) less all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the “Realization Costs”), and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of any insurance on account of such damage or destruction that remain uncollected (including loss of rents insurance attributable to the period on and after Closing, if available and assignable). In the event the Property is damaged or destroyed prior to the Closing Date and the cost of repair would equal or exceed Two Million and No/100 Dollars ($2,000,000.00), or the casualty is an uninsured casualty then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its election, to terminate this Agreement. Buyer shall have thirty (30) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to Seller of a written election notice (the “Election Notice”) and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to deliver the Election Notice within such thirty (30) day period shall be deemed an election not to terminate this Agreement. In the event Buyer does not elect to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to Buyer all of Seller’s right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible amount (less the Realization Costs) under Seller’s casualty insurance policy.

12.3	Insurance. Seller shall maintain all policies of insurance coverage currently in effect relating to the Property through the Closing Date.

12.4	Effect of Termination. If this Agreement is terminated pursuant to Section 12.1 or Section 12.2, the Deposit shall be returned to Buyer. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.5	Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13. - ESCROW

The Deposit and any other sums which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)	The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller or in a mutual fund with assets in excess of One Billion Dollars which invests in government-issued interest bearing instruments reasonably satisfactory as aforesaid, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b)	If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to Seller on the Closing Date and the Escrow Deposits shall be credited on account of the Purchase Price, or upon instructions of Buyer, returned to Buyer and the Purchase Price shall not be credited, but shall be paid in full by Buyer.

(c)	If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection (c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the Escrow Agent’s giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

(d)	The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees and expenses) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities, including reasonable attorneys’ fees and expenses, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

(e)	Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is 41-2111139.

(f)	The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits, pursuant to the provisions of this Article 13.

ARTICLE 14. - MISCELLANEOUS

14.1	Buyer’s Assignment. Except as otherwise provided herein, Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder. Seller hereby consents to the assignment by Buyer of this contract to any partnership, limited partnership or limited liability company directly or indirectly controlled by Buyer.

14.2	Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)	Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)	Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)	Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 63-1098468.

(d)	Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

14.3	Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Special Warranty Deed, and other Closing documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

14.4	Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.5	Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Tennessee.

14.6	Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

14.7	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.8	Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.9	Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile if such date is a business day (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) business day of such facsimile) or when personally delivered if such date is a business day as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:	NTS Realty Holdings Limited Partnership 10172 Linn Station Road Louisville, KY 40223 Attention: Neil A. Mitchell Telephone #:(502) 426-4800 Telecopy #:(502) 426-4994

COPY TO:	Rosann D. Tafel, Esq. NTS Development Company 10172 Linn Station Road Louisville, KY 40223

Telephone #:(502) 426-4800 Telecopy #:(502) 426-4994

IF SO SELLER:	Colonial Properties Services, Inc. 2101 6th Avenue North Suite 750 Birmingham, Alabama 35203 Attention: Robert Given Telephone #:(205) 250-8731 Telecopy #:(205) 250-8890

COPY TO:	Bradley G. Siegal, Esq. Leitman, Siegal & Payne, P.C. 600 North 20th Street, Suite 400 Birmingham, Alabama 35203 Telephone #:(205) 251-5900 Telecopy #:(205) 323-2098

14.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

14.11	No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities, including, without limitation, reasonable attorneys’ fees and expenses, incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

14.12	Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.13	Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

14.14	ERISA. Buyer represents and warrants to Seller that:

(i)	Buyer is not an employee benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of the assets of Buyer constitute or will constitute assets of any such employee benefit plans subject to Part 4, Subtitle B, Title I of ERISA.

(ii)	Buyer is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and the funds used by Buyer to acquire the Property are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(iii)	Buyer is not a Separate Account, or an “affiliate” of Seller as defined in Section IV(b) of PTE 90-1.

14.15	Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed One Million and No/100 Dollars ($1,000,000.00). The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

14.16	WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

14.17	Facsimile Signatures.Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

14.18	Section 1031 Exchange. Buyer acknowledges that Seller may sell the Property pursuant to the terms of the Internal Revenue Code Section 1031. Buyer shall cooperate with Seller and execute documents reasonably hereunder for Seller to conduct a like-kind exchange. In no event will Buyer be required to take title to any real property other than the Property by conveyed herein, and Buyer shall not be required to incur any additional cost or expense to comply with the provisions of this Section 14.18. Buyer shall not assume any responsibility for the tax consequences to Seller arising out of an exchange affected pursuant to this Section 14.18. Seller agrees to cooperate in structuring and completing this transaction for Buyer so as to effect an acquisition of “replacement property” in connection with a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Section 1031”). In particular, Seller will consent to the assignment by Buyer prior to closing hereunder of its right to purchase the property to a “Qualified Intermediary”, and Seller will accept payment of the Purchase Price from such “Qualified Intermediary.”The terms “Replacement Property” and “Qualified Intermediary” are used herein as defined in the Treasury Regulation Code Section 1031. Buyer shall bear all expenses associated with the structuring of this transaction as part of a Code Section 1031 like-kind exchange, including all fees of the Qualified Intermediary. Buyer shall reimburse Seller for, and hold Seller harmless from and against, any and all reasonable and necessary additional costs and expenses, including reasonable attorney’s fees, and any liabilities, which Seller may incur as a result of structuring this transaction as a part of a like-kind exchange for and on behalf of Buyer. Seller shall not assume any responsibility for the tax consequences to Buyer arising out of an exchange effective pursuant to this Section 14.18.

14.19	Post-Closing Audit. Notwithstanding anything contained herein to the contrary, Buyer, upon reasonable prior notice to Seller, shall have the right, at any time after the execution of this Agreement and for a period of 120 days following the closing date, at Buyer’s expense, to audit and/or to have prepared audited financial statements for the property for the calendar year ending December 31, 2007 and year-to-date 2008. Such audit shall include all books and records relating to the Property, including, but not limited to, revenue and expense supporting documents, deposits, bank statements, invoices and other similar documentation. Seller acknowledges and agrees that its books and records are the subject of the audit, and Seller agrees to execute a standard form of engagement and representation letter with a big four accounting firm, as auditor in connection with the audit, provided that such letter expressly provides that all costs and fees of Buyer’s auditor shall be paid by Buyer. Seller agrees to cooperate with Buyer in granting Buyer, its agents, representatives and employees access to such books, records and documentation so that it and its auditors may timely and fully complete such audit. Buyer shall reimburse Seller for its reasonable and necessary costs and expenses incurred in connection with such audit and shall indemnify and hold harmless Seller from all costs and fees of Buyer’s auditor in connection with such audit. Should this Agreement terminate and the Closing not occur, Buyer shall still be obligated to reimburse Seller for its reasonable and necessary costs and expenses incurred in connection with such audit and shall indemnify and hold harmless Seller from all costs and fees of Buyer’s auditor in connection with such audit. The terms of this Section 14.19 shall survive the Closing and the delivery of the Deed.

[signature page follows]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date(s) set forth below to be effective as of the day and year first above written.

SELLER:

COLONIAL PROPERTIES SERVICES, INC., an Alabama corporation

By: /s/ Robert M. Given Name: Robert M. Given Its: SVP

BUYER:

NTS REALTY HOLDINGS LIMITED PARTNERSHIP a Delaware limited partnership

By: NTS Realty Capital, Inc., a Delaware corporation, its Managing General Partner

By: /s/ Brian F. Lavin Name: Brian F. Lavin Title: President Date: 6/11/08

AGREEMENT OF ESCROW AGENT

        The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 13 and Section 14.2.

LAND TITLE COMPANY OF ALABAMA, as agent for Chicago Title Insurance Company

By: Name: Title: Date: